Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements  (Form S-3 Nos. 333-216444, 333-216528, 333-222266 and Form S-8 pertaining to the 2013 Stock Incentive Plan, the 2015 Stock Incentive Plan and 2015 Employee Stock Purchase Plan of Editas Medicine, Inc. of our report dated March 8, 2018, with respect to the consolidated financial statements of Editas Medicine, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 8, 2018